AGREEMENT AND PLAN OF REORGANIZATION

This Agreement and Plan of Reorganization (this “Agreement”) is entered into as of the 17th day of June, 2005, by and among DRAYTON RICHDALE CORPORATION, a Nevada corporation (“DRYT”); TECHNOLOGY RESOURCES, INC., a Nevada corporation (“TRI”); and the shareholders of TRI identified on the signature page hereto (“TRI Shareholders”).

RECITALS

WHEREAS, TRI Shareholders own 100% of the issued and outstanding common stock of TRI; and

WHEREAS, DRYT desires to acquire all of the issued and outstanding common stock of TRI owned by TRI Shareholders, and TRI Shareholders desire to exchange all of their shares of common stock in TRI for an aggregate of 18,000,000 new issue shares of DRYT common stock.

WHEREAS, as a result of the above-referenced transactions, DRYT will own 100% of the outstanding stock of TRI, TRI will be a wholly-owned subsidiary of DRYT.

WHEREAS, the parties desire that upon the Closing, as defined below, the current officers and directors of DRYT shall resign, and the new officers and a new board of directors shall be appointed by TRI.

NOW, THEREFORE, for and in consideration of the mutual covenants and representations and warranties contained herein and other good and valuable consideration, the receipt of which is hereby acknowledged, DRYT, TRI and TRI Shareholders agree as follows:

1. The Reorganization.

1.1 Acquisition.

(a)
At the Closing (as defined in section 3, below), DRYT shall acquire from TRI Shareholders and TRI Shareholders shall sell, transfer, assign and convey to DRYT 100% of all the issued and outstanding shares of common stock of TRI (the “TRI Shares”), in exchange for 12,000,000 shares of DRYT’s common stock (the “DRYT Shares”). DRYT shall cause to be issued 12,000,000 shares to TRI Shareholders upon “closing,” as defined in Paragraph 3, below. The DRYT Shares to be issued to TRI Shareholders shall have the rights, restrictions and privileges set forth in DRYT’s Articles of Incorporation and in the stock certificates therefore. Upon the Closing, TRI shall become a wholly-owned subsidiary of DRYT.
(b)
As a result of the issuance of common stock of DRYT pursuant to Section 1.1(a), an aggregate of up to 15,000,000 shares will be outstanding.

1.2 Taxes. It is the intent of the parties that this reorganization will constitute a tax-free reorganization within the meaning of §368(a) of the Internal Revenue Code of 1986, as amended. In the event that it is determined there are tax consequences to this transaction, each party shall be responsible for and shall pay any and all taxes, charges or fees attributable to such party, including individual state and federal income taxes, arising out of, or by reason of, the exchange of DRYT Shares for the TRI Shares, or otherwise in connection with the transactions contemplated hereby. Each party hereto represents and warrants that it has relied solely on the opinions or advice of its own professional advisors with respect to the tax consequences of this transaction, if any, and has not relied on the opinions or advice of the other parties or its professional advisors in any way with respect to the tax consequences of this transaction.

2. Change in Management of DRYT

2.1 Change in Management of DRYT.

(a) Upon closing, and by execution of this Agreement, Brian Lovig hereby agrees to resign as an officer and director of DRYT, and the persons identified below are hereby appointed to serve as the officers and directors of DRYT, at the Closing, as defined below, until their successors are duly elected at the next meeting of shareholders (hereafter identified as the “TRI Management Team”):

Name Position with DRYT

Joseph E. Henn..........................President and Director Christy Stevenson Secretary Antonio Arnel Maquera Director Stephen A. Lindsley Director Nate Coleman Director

(b) It is agreed that from closing, all resolutions of the Board of Directors of DRYT shall be in writing and majority consented to by all the Directors.

  Change in Control. The parties contemplate that DRYT will file a current report on Form 8-K within (ten) 10 days following closing to report the change in control, acquisition of TRI and change in management resulting from the transaction.

  Closing. The closing of the reorganization and the transactions contemplated in this Agreement (the “Closing”) shall be deemed to take place within 10 working days, or less, of execution of this Agreement by all of the parties hereto, whereupon the resolution authorizing the DRYT Shares to be issued in the name of the TRI Shareholders, as set forth in Schedule “A”, shall be delivered to the transfer agent, and the TRI Shares shall be delivered to the above-designated Secretary in Paragraph 2.1., for the benefit of DRYT.

3.1 Escrow. Upon execution of this Agreement, Escrow shall be opened and Chadwick Financial Services at 731 Brea Canyon Road Suite 1, Walnut, CA 91789 shall be designated as escrow agent.

3.2 Closing Requirements. Subsequent to the execution of this Agreement and prior to the Closing, each of the parties shall execute and deliver such instruments and documents and take such other actions as may, in the reasonable opinion of counsel for each, be required to complete the transactions under this Agreement. It is contemplated that within ten (10) business days after the date of this Agreement, or sooner, the following documents shall have been delivered to the escrow agent, and the following activities shall have taken place:

(a)
the securities to be delivered by TRI pursuant to section 3 have been delivered to the escrow agent, duly endorsed or issued as the case may be;
(b)
the corporate resolution of DRYT authorizing the issuance of the Shares to TRI Shareholders shall be delivered to the escrow agent;
(c)
delivery of all corporate records of DRYT to the TRI Management Team, including without limitation, corporate minute books (which shall contain copies of the Articles of Incorporation and Bylaws, as amended), corporate seals, contracts, licenses and sub-licenses, non-disclosure and confidentiality agreements, and such other corporate books and records as may exist;
(d)
copies of resolutions by TRI’s Board of Directors authorizing this Agreement;
(e)
copies of resolutions by DRYT’s Board of Directors authorizing this Agreement; and
(f)
the parties hereto have signed and delivered such other instruments and documents, if any, relating to and effecting the transactions contemplated herein.

4. Representations of TRI Shareholders and TRI. TRI represents and warrants, and to the best knowledge of the TRI Shareholders, the TRI Shareholders hereby represent and warrant, that effective this date, the representations and warranties listed below are true and correct:

4.1 Organization. TRI is a company duly organized, validly existing and in good standing under the laws of the State of Nevada, with full power and authority to own and use its properties and conduct its business as presently conducted by it. TRI shall furnish DRYT with copies of the Articles of Incorporation and the Bylaws of TRI, including all amendments thereto, within five (5) business days of execution of this agreement. Such copies are true, correct and complete and contain all amendments through the date hereof, which, together with this Agreement, are sufficient to effect the transactions hereunder and evidence the intent of the parties hereto.

4.2 Capitalization. The authorized stock of TRI consists of (a) 50,000,000 shares of common stock authorized, par value $0.001 per share, 12,000,000 of which are issued and outstanding. All of the issued and outstanding equity securities of TRI are duly and validly authorized and issued and are fully paid and non-assessable.

4.3 Authority. TRI has the requisite corporate authority to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof. The execution and delivery of this Agreement by TRI and the consummation of the transactions contemplated hereby will not violate or conflict with any provisions of the Articles of Association, as amended, or contravene any law, rule, regulation, court or administrative order binding on it, or result in the breach of or constitute a default in the performance of any material obligation, agreement, covenant or condition contained in any material contract, lease, judgment, decree, order, award, note, loan or credit agreement or any other material agreement or instrument to which TRI is a party or by which it is bound, the default or breach of which would have a material adverse effect on the property and assets of TRI, considered as a whole. TRI has taken all requisite corporate action to authorize and approve the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby. Upon due execution and delivery of this Agreement, this Agreement will constitute a valid, legal and binding obligation of TRI and TRI Shareholders enforceable against them in accordance with its terms.

4.4 TRI Shareholders. TRI Shareholders are the owners of 100% of the issued and outstanding common stock of TRI. Such TRI Shares are free and clear from any security interests, claims, liens, or other encumbrances, save and except as disclosed herein in Schedule “B” and TRI Shareholders have the unqualified right to transfer and dispose of their TRI Shares.

4.5 Due Diligence. Prior to Closing, TRI shall furnish to DRYT copies of all documents requested by DRYT. No due diligence investigations undertaken by DRYT shall in any event relieve TRI or its current officers and directors or TRI Shareholders of their responsibilities for the accuracy and completeness of any representation or warranty of TRI or of TRI Shareholders contained herein or the performance of any covenant or agreement of TRI or of TRI Shareholders contained herein.

4.6 Approvals and Consent. No approval, authorization or other action by, or filing with, any third-party, including a governmental authority is required in connection with the execution, delivery and performance by TRI and TRI Shareholders of their obligations under this Agreement and their respective performance of the transactions contemplated hereby.

4.7 Undisclosed Liabilities. TRI has no liabilities or obligations whatsoever, either accrued, absolute, contingent or otherwise.

4.8 Assets. The assets of TRI have been acquired in bona fide transactions, fully supported by appropriate instruments of assignment, sale, or transfer, where appropriate, and are free and clear of all encumbrances and offset by no liabilities or contingencies, contractual or otherwise. The assets of TRI are set forth in Schedule “B”.

4.9 Litigation. TRI is not involved in any undisclosed pending litigation or governmental investigation or proceeding and, to the best knowledge of TRI and TRI Shareholders, no litigation, claims, assessments, or governmental investigation or proceeding is threatened against TRI, its shareholders, assets or properties.

4.10 Applicable Laws. TRI has complied with all applicable laws in connection with its formation, issuance of securities, organization, capitalization and operations, and no contingent liabilities have been threatened or claims made, and no basis for the same exists with respect to said operations, formation or capitalization, including claims for violation of any state or federal securities laws.

4.11 Taxes. TRI has filed all governmental, tax or related returns and reports due or required to be filed and has paid all taxes or assessments which have become due as of the date of this Agreement, including any employment related taxes and withholdings, and TRI, to the best of its knowledge, is not subject to a tax audit by any federal, state or local tax authority and its properties are not subject to any tax liens.

4.12 Breach of Contracts. TRI has not breached, nor is there any pending or threatened claims or any legal basis for a claim that TRI has breached, any of the terms or conditions of any agreements, contracts or commitments to which it is a party or is bound and the execution and performance hereof will not violate any provisions of applicable law of any agreement to which TRI is subject.

4.13 Shareholder Disclosure. TRI Shareholders hereby represent that the materials prepared and delivered by DRYT to TRI Shareholders will have been read and understood by TRI Shareholders, that each is familiar with the business of DRYT, that each is acquiring the DRYT Shares under Section 4(2) of the Securities Act of 1933, (the “Act”), commonly known as the private offering exemption, and that the shares are restricted and may not be resold, except if duly registered or transferred in reliance upon an exemption under the Act.

4.14 Arrange Capitalization. TRI and TRI shareholders shall forthwith upon Closing cause Gemelli Capital Trust to use its best efforts to arrange capitalization for DRYT in the minimum amount of $5,000,000 USD to be utilized for operations, of which $250,000 USD will be arranged within 90 days of Closing.

  Test Market Program.TRI and TRI shareholders shall forthwith upon Closing use their best efforts to secure a cooperative agreement between TRI and an end user for the purpose of running a test market program.

  Representations of DRYT. DRYT hereby represents and warrants that effective this date, the representations and warranties listed below are true and correct:

5.1 Organization. DRYT is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada with full power and authority to own and use its properties and conduct its business as presently conducted by it. DRYT is duly qualified and in good standing to do business as a foreign corporation in any other jurisdiction where failure to so qualify would have a material adverse effect on its business or assets. DRYT has made available to TRI Shareholders copies of the Articles of Incorporation and the Bylaws of DRYT, including all amendments thereto. Such copies are true, correct and complete and contain all amendments through the date hereof, together with this Agreement, which are sufficient to effect the transactions hereunder and evidence the intent of the parties hereto.

5.2 Capitalization. The authorized stock of DRYT consists of (a) 200,000,000 shares of common stock authorized, with a par value of $0.001, 11,275,485 of which are issued and outstanding (post 4 to 1 reverse split). At the time of their issuance and delivery pursuant to this Agreement, all DRYT Shares to be issued pursuant to the terms hereof shall be duly and validly authorized and issued, fully paid and non assessable. DRYT does not have outstanding any security convertible into, or any warrant, option or other right to subscribe for or acquire any equity securities of stock of DRYT; nor is DRYT under any obligation, whether written or oral, to issue any of its securities.

5.3 Authority. DRYT has the requisite corporate authority to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof. The execution and delivery of this Agreement by DRYT and the consummation of the transactions contemplated hereby will not violate or conflict with any provisions of the Articles of Incorporation, as amended, or Bylaws of DRYT or contravene any law, rule, regulation, court or administrative order binding on it, or result in the breach of or constitute a default in the performance of any material obligation, agreement, covenant or condition contained in any material contract, lease, judgment, decree, order, award, note, loan or credit agreement or any other material agreement or instrument to which DRYT is a party or by which it is bound, the default or breach of which would have a material adverse effect on the property and assets of DRYT, considered as a whole. DRYT has taken all requisite corporate action to authorize and approve the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby. Upon due execution and delivery of this Agreement, this Agreement will constitute a valid, legal and binding obligation of DRYT enforceable against it in accordance with its terms.

5.4 Due Diligence. Prior to Closing, DRYT will furnish to TRI and/or TRI Shareholders copies of all documents requested by TRI and/or TRI Shareholders. No due diligence investigations undertaken by TRI and/or TRI Shareholders shall in any event relieve DRYT or its current officers and directors of their responsibilities for the accuracy and completeness of any representation or warranty of DRYT contained herein or the performance of any covenant or agreement of DRYT contained herein.

5.5 Approvals and Consent. No approval, authorization or other action by, or filing with, any third-party, including a governmental authority is required in connection with the execution, delivery and performance by DRYT of its obligations under this Agreement and its performance of the transactions contemplated hereby.

5.6 Litigation. DRYT is not involved in any pending litigation or governmental investigation or proceeding and, to the best knowledge of DRYT, no litigation, claims, assessments, or governmental investigation or proceeding is threatened against DRYT, or its properties.

5.7 Applicable Laws. DRYT has complied with all state, federal and local laws in connection with its formation, issuance of securities, organization, capitalization and operations, and no contingent liabilities have been threatened or claims made, and no basis for the same exists with respect to said operations, formation or capitalization, including claims for violation of any state or federal securities laws.

5.8 Breach of Contracts. DRYT has not breached, nor is there any pending or threatened claims or any legal basis for a claim that DRYT has breached, any of the terms or conditions of any agreements, contracts or commitments to which it is a party or is bound and the execution and performance hereof will not violate any provisions of applicable law of any agreement to which DRYT is subject.

5.9 Taxes. DRYT has filed all governmental, tax or related returns and reports due or required to be filed and has paid all taxes or assessments which have become due as of the date of this Agreement, including any employment related taxes and withholdings, and DRYT, to the best of its knowledge, is not subject to a tax audit by any federal, state or local tax authority and its properties are not subject to any tax liens. DRYT will cause to be filed or prepared, as applicable, by the date of this Agreement, all federal, state, county and local income, excise, property and other tax returns, forms, or reports, which are due or required to be filed by it prior to the date of this Agreement.

5.10 DRYT Disclosure. Prior to Closing, DRYT will disclose all events, conditions and facts materially affecting the business and prospects of DRYT. DRYT will not withhold disclosure of any such events, conditions, and facts which it, through management, has knowledge of, or has reasonable grounds to know, which may materially affect the business and prospects of DRYT.

5.11 Undisclosed Liabilities. Except as disclosed in its periodic reports filed with the SEC, DRYT has no material liabilities or obligations whatsoever, either accrued, absolute, contingent or otherwise.

5.12 SEC Reporting.. DRYT will make current its requirements to file periodic reports with the SEC.

6. Audit.

  Audit of TRI Financial Statements. Within 75 days after Closing, TRI shall obtain and deliver to DRYT an audit of TRI financial statements and any other financial statements which may be required by Regulations S-X or S-B for purposes of complying with the Securities Act of 1933 and the Securities Exchange Act of 1934. DRYT shall assist TRI and its auditors as reasonably requested.

  Mutual Covenants of the Parties. DRYT, TRI and TRI Shareholders each covenant and agree to execute any further documents or agreements and to take any further acts that may be reasonably necessary to effect the transactions contemplated hereunder.

  Restrictions on Transfer of Shares. The parties hereto acknowledge that all securities transferred and/or issued in connection with the transactions contemplated hereby are restricted as to transfer and the certificates therefore shall bear legends to such effect and no transfer of any shares may be effected, except pursuant to an effective registration statement prepared and filed pursuant to the Act or pursuant to an exemption from registration thereunder, as evidenced by an opinion of counsel or as otherwise allowed under the laws of descent and distribution.

  Nature and Survival of Representations. All representations, warranties and covenants made by any party in this Agreement shall survive the Closing hereunder and the consummation of the transactions contemplated hereby. All of the parties hereto are executing and carrying out the provisions of this Agreement in reliance solely on the representations, warranties and covenants and agreements contained in this Agreement or at the Closing of the transactions herein provided for and not upon any investigation upon which it might have made or any representations, warranty, agreement, promise or information, written or oral, made by the other party or any other person other than as specifically set forth herein.

10. Miscellaneous.

10.1 Finder’s Fee. It is hereby agreed that a finder’s fee shall be paid to Stillwater Capital Trust, of 6130 W. Flamingo Road, #370, Las Vegas, Nevada 89103, in the minimum amount of Two MILLION (2,000,000) shares of DRYT’s common stock, to be issued upon Closing.

10.2 Undertakings and Further Assurances. At any time, and from time to time, hereafter, each party will execute such additional instruments and take such action as may be reasonably requested by the other party to carry out the intent and purposes of this Agreement.

10.3 Waiver Any failure on the part of any party hereto to comply with any of its obligations, agreements or conditions hereunder may be waived in writing by the party to whom such compliance is owed.

10.4 Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing and will be effective when hand-delivered or upon delivery if sent by commercial courier service such as Federal Express or Airborne or on the day of delivery or first attempted delivery if sent by first class, postage prepaid, certified United States mail, return receipt requested (whether or not the return receipt is subsequently received), and addressed by the sender to the addresses as designated on the signature page hereof.

10.5 Headings. The paragraph and subparagraph headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

10.6 Governing Law. This Agreement shall be governed by the laws of the State of Nevada. Venue of any action arising out of this Agreement shall be in Clark County, Nevada.

10.7 Binding Effect. This Agreement shall be binding upon the parties hereto and inure to the benefit of the parties, their respective heirs, administrators, executors, successors and assigns. This Agreement shall not be assigned by any party hereto, except upon the consent, in writing, of the other parties hereto.

10.8 Entire Agreement. This Agreement, including any documents delivered pursuant to the terms hereof, is the entire agreement of the parties covering everything agreed upon or understood with respect to the transactions contemplated hereby and supersedes all prior agreements, covenants, representations or warranties, whether written or oral, by any party hereto. There are no oral promises, conditions, representations, understandings, interpretations or terms of any kind as conditions or inducements to the execution hereof.

10.9 Time. Time is of the essence. The parties each agree to proceed promptly and in good faith to consummate the transactions contemplated herein.

10.10 Expenses. Each of the parties hereto shall pay its own expenses incurred in connection with the authorization, preparation, execution and performance of this Agreement and obtaining any necessary regulatory approvals, including, without limitation, all fees and expenses of its respective counsel.

10.11 Severability. If any part of this Agreement is deemed to be unenforceable the balance of the Agreement shall remain in full force and effect.

10.12 Counterparts and Facsimile Signatures. This Agreement and any exhibits, attachments, or documents ancillary hereto, may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Execution and delivery of this Agreement by exchange of facsimile copies bearing the facsimile signature of a party hereto shall constitute a valid and binding execution and delivery of this Agreement by such party. Such facsimile copies shall constitute enforceable original documents.

IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

DRAYTON RICHDALE CORPORATION

By: ____________________________________, President: Joseph Henn

TECHNOLOGY RESOURCES, INC.

By: _____________________________________, President: Nate Coleman

TRI SHAREHOLDERS:

Name of Shareholder

___________________________ Signature